Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Mark Oswald (734) 855-3140

Media Contact: John Wilkerson (734) 855-3864
TRW Reports First Quarter 2009 Financial Results
LIVONIA, MICHIGAN, May 6, 2009 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first-quarter 2009 financial results, which reflect the unprecedented decline in global vehicle production during the quarter. The Company reported sales of $2.4 billion, a decrease of 42.3 percent compared to the prior year and a GAAP first quarter net loss of $131 million or ($1.30) per diluted share, which compares to net earnings of $94 million or $0.92 per diluted share in the prior year period.
The 2009 first quarter GAAP net loss includes restructuring and fixed asset impairment charges of $24 million, a one-time charge of $30 million for the impairment of trademarks and a one-time gain on retirement of debt totaling $34 million. The prior year first quarter included restructuring charges and asset impairments totaling $8 million. Excluding these special items, TRW’s 2009 first-quarter net loss was $115 million, or ($1.14) per diluted share, which compares to net earnings of $102 million or $1.00 per diluted share in the prior year period, reflecting the impact of the $1.8 billion decline in sales between the two quarters.
“The automotive industry continues to face extraordinary challenges resulting from the global economic crisis and significantly reduced automotive production levels, the effects of which are reflected in our first quarter results announced today,” said John C. Plant, President and Chief Executive Officer. “TRW continues to take decisive actions to mitigate those challenges, focused on aligning our business with the current industry conditions, while ensuring the strength of our industry leading technology positions.”

First Quarter 2009
The Company reported first-quarter 2009 sales of $2.4 billion, a decrease of $1.8 billion or 42.3 percent from the prior year period. The 2009 quarter was adversely impacted by lower sales in all geographic regions resulting from sharply reduced vehicle production volumes. Currency movements during the quarter also had a negative impact on sales compared to the same period a year ago.
Included in the first quarter 2009 results were restructuring and fixed asset impairment charges totaling $24 million and a one-time trademark impairment charge of $30 million. The 2008 period included restructuring and asset impairment charges totaling $8 million. Excluding these charges from both periods, operating income for the first quarter of 2009 was a loss of $71 million, which compares to income of $196 million in the prior year period. The year-to-year decrease was driven primarily by the profit impact of the $1.8 billion in lower sales.
Net interest and securitization expense for the first quarter of 2009 totaled $42 million, which compares favorably to $49 million in the prior year due to lower interest rates. In addition, a gain on retirement of debt of $34 million was recognized in the first quarter of 2009.
For the 2009 quarter, a tax benefit totaling $5 million was reported, which compares to a tax expense of $47 million in the prior year period. Of the benefit included in the current year period, $4 million related to the special items previously mentioned.
The Company reported a 2009 first-quarter GAAP net loss of $131 million, or ($1.30) per diluted share, which compares to GAAP net earnings of $94 million, or $0.92 per diluted share in the 2008 period.
Excluding the special items referred to above, the Company reported a first-quarter 2009 net loss of $115 million, or ($1.14) per diluted share, which compares to net earnings of $102 million or $1.00 per diluted share in the 2008 period.
Earnings before interest, securitization costs, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $43 million in the first quarter of 2009, compared to the prior year level of $345 million. See page A5 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure
First quarter 2009 net cash flow from operating activities was a use of $254 million, which compares to a use of $115 million in the same period last year. First quarter 2009 capital expenditures were $35 million compared to $97 million in 2008. First quarter net cash flow used in operating activities less capital expenditures was $289 million compared to $212 million in the prior year.
As of April 3, 2009, the Company had $2,958 million of debt and $535 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,423 million. This net debt outcome is $176 million lower than the balance at the end of the prior year first quarter.
Committed liquidity facilities and cash on hand provided the Company with available liquidity in excess of $1.5 billion as of April 3, 2009. Amid continuing concerns about ongoing disruptions in the financial markets and uncertainty in the automotive industry, on April 7, 2009, the Company drew down additional funds under its $1.4 billion revolving credit facility (bringing the total utilization to $1.3 billion).
2009 Outlook
TRW currently expects full year production to total 8.2 million units in North America and 15.9 million units in Europe. Based on these revised production levels and the Company’s expectations for foreign currency exchange rates, full-year sales are now expected to range between $10.1 billion and $10.5 billion, with second quarter sales expected to be approximately $2.5 billion. In response to the continued negative economic and automotive industry conditions, the Company now expects its cash restructuring expense to total approximately $90 million for 2009.
“As expected, 2009 is shaping up to be another challenging year for the automotive industry. We remain on track with our restructuring plans and are cautiously optimistic that the stimulus and scrappage programs implemented around the world will lead to moderately higher vehicle production levels in the second half of the year,” said Mr. Plant. “Preserving our liquidity and taking swift, decisive actions to help mitigate the effects of the downturn remain our top priorities in 2009.”

First Quarter 2009 Conference Call
The Company will host its first-quarter conference call at 8:30 a.m. (Eastern time) today, Wednesday, May 6th, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 95189434. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net (loss) earnings, operating (losses) income and diluted earnings per share each excluding special items, adjusted EBITDA and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments, including use in connection with forecasting future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW
With 2008 sales of $15.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs approximately 61,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2008 (our “Form 10-K”) such as: any prolonged contraction in automotive sales and production adversely affecting our results, liquidity and the viability of our supply base; the financial condition of OEMs, particularly the Detroit Three, adversely affecting us and the viability of our supply base; disruptions in the financial markets adversely impacting the availability and cost of credit negatively affecting our business; our substantial debt and resulting vulnerability to an economic or industry downturn and to rising interest rates; escalating pricing pressures from our customers; commodity inflationary pressures adversely affecting our profitability and supply base; our dependence on our largest customers; any impairment of our goodwill or other intangible assets; costs of product liability, warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; any increase in the expense and funding requirements of our pension and other postretirement benefits; risks associated with

non-U.S. operations, including economic uncertainty in some regions; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; assertions by or against us relating to intellectual property rights; the possibility that our largest shareholder’s interests will conflict with ours; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.
# # #

TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended April 3, 2009 and March 28, 2008	A2

Condensed Consolidated Balance Sheets as of April 3, 2009 (unaudited) and December 31, 2008	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended April 3, 2009 and March 28, 2008	A4

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three months ended April 3, 2009 and March 28, 2008	A5

Reconciliation of GAAP Net Losses to Adjusted Net Losses (unaudited) for the three months ended April 3, 2009	A6

Reconciliation of GAAP Net Earnings to Adjusted Net Earnings (unaudited) for the three months ended March 28, 2008	A7
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the United States Securities and Exchange Commission on February 20, 2009.

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 3,	March 28,
(In millions, except per share amounts)	2009	2008
Sales	$2,390	$4,144
Cost of sales	2,360	3,803

Gross profit	30	341
Administrative and selling expenses	107	132
Amortization of intangible assets	5	9
Restructuring charges and fixed asset impairments	24	8
Intangible asset impairments	30	—
Other (income) expense — net	(11)	4

Operating (losses) income	(125)	188
Interest expense — net	41	48
Gain on retirement of debt	(34)	—
Accounts receivable securitization costs	1	1
Equity in losses (earnings) of affiliates, net of tax	1	(7)

(Losses) earnings before income taxes	(134)	146
Income tax (benefit) expense	(5)	47

Net (losses) earnings before noncontrolling interest	(129)	99
Net earnings attributable to noncontrolling interest, net of tax	2	5

Net (losses) earnings	$(131)	$94

Basic (losses) earnings per share:
(Losses) earnings per share	$(1.30)	$0.93

Weighted average shares outstanding	101.1	100.8

Diluted (losses) earnings per share:
(Losses) earnings per share	$(1.30)	$0.92

Weighted average shares outstanding	101.1	102.2

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	April 3,	December 31,
	2009	2008
(Dollars in millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$535	$756
Marketable securities	—	10
Accounts receivable — net	1,620	1,570
Inventories	630	694
Prepaid expenses and other current assets	219	209

Total current assets	3,004	3,239

Property, plant and equipment — net	2,370	2,518
Goodwill	1,762	1,765
Intangible assets — net	339	373
Pension asset	824	801
Other assets	482	576

Total assets	$8,781	$9,272

Liabilities and Equity

Current liabilities:
Short-term debt	$61	$66
Current portion of long-term debt	62	53
Trade accounts payable	1,590	1,793
Accrued compensation	226	219
Other current liabilities	931	1,033

Total current liabilities	2,870	3,164

Long-term debt	2,835	2,803
Postretirement benefits other than pensions	479	486
Pension benefits	736	778
Other long-term liabilities	741	773

Total liabilities	7,661	8,004

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,203	1,199
Accumulated deficit	(509)	(378)
Accumulated other comprehensive income	295	309

Total stockholders’ equity	990	1,131
Noncontrolling interest	130	137

Total equity	1,120	1,268

Total liabilities and equity	$8,781	$9,272

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 3,	March 28,
	2009	2008
(Dollars in millions)
Operating Activities
Net (losses) earnings before noncontrolling interest	$(129)	$99
Adjustments to reconcile net (losses) earnings to net cash used in operating activities:
Depreciation and amortization	117	147
Net pension and other postretirement benefits income and contributions	(66)	(54)
Gain on retirement of debt	(34)	—
Intangible asset impairment charges	30	—
Fixed asset impairment charges	4	—
Net (gains) losses on sales of assets	(4)	1
Other — net	6	(29)
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(100)	(420)
Inventories	45	(58)
Trade accounts payable	(153)	150
Prepaid expense and other assets	57	(15)
Other liabilities	(27)	64

Net cash used in operating activities	(254)	(115)

Investing Activities
Capital expenditures, including other intangible assets	(35)	(97)
Acquisitions of businesses, net of cash acquired	—	(40)
Proceeds from sale/leaseback transactions	—	1
Net proceeds from asset sales	4	—

Net cash used in investing activities	(31)	(136)

Financing Activities
Change in short-term debt	(2)	14
Net proceeds from (repayments on) revolving credit facility	110	(90)
Proceeds from issuance of long-term debt, net of fees	4	4
Redemption of long-term debt	(23)	(43)
Proceeds from exercise of stock options	—	2

Net cash provided by (used in) financing activities	89	(113)
Effect of exchange rate changes on cash	(25)	31

Decrease in cash and cash equivalents	(221)	(333)
Cash and cash equivalents at beginning of period	756	895

Cash and cash equivalents at end of period	$535	$562

A4

TRW Automotive Holdings Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
The reconciliation schedules below should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2008 which contain summary historical data. Since all companies do not use identical calculations, our definition and presentation of EBITDA, Adjusted EBITDA and free cash flow may not be comparable to similarly titled measures reported by other companies.
EBITDA and Adjusted EBITDA
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate the operating performance of the Company and its business segments, including use in connection with forecasting future periods. Management believes that investors will likewise find EBITDA useful in evaluating such performance. EBITDA is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is defined as EBITDA adjusted to exclude restructuring charges, asset impairments and other significant special items. Management believes that Adjusted EBITDA is useful to both management and investors because excluding these items is helpful in understanding the performance of on-going operations separate from items that may have a disproportionate impact on the Company’s financial results in any particular period.
EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net (losses) earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended
	April 3,	March 28,
(Dollars in millions)	2009	2008
GAAP net (losses) earnings	$(131)	$94
Income tax (benefit) expense	(5)	47
Interest expense — net	41	48
Accounts receivable securitization costs	1	1
Depreciation and amortization	117	147

EBITDA	23	337
Restructuring charges and fixed asset impairments	24	8
Intangible asset impairments	30	—
Gain on retirement of debt	(34)	—

Adjusted EBITDA	$43	$345

Free Cash Flow
Free cash flow represents net cash (used in) provided by operating activities less capital expenditures, and is used by management in its analysis of the Company’s ability to service and repay its debt and for forecasting future periods. However, this measure should not be used as a substitute for net cash provided by operating activities since it does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses.

	Three Months Ended
	April 3,	March 28,
(Dollars in millions)	2009	2008
Cash flow used in operating activities	$(254)	$(115)
Capital expenditures	(35)	(97)

Free cash flow	$(289)	$(212)

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Losses to Adjusted Net Losses
(Unaudited)
In accordance with SFAS 142 and SFAS 144, the Company recorded intangible asset impairment charges of $30 million and fixed asset impairment charges of $4 million. Additionally, the Company recorded restructuring charges of $20 million related primarily to severance, retention and outplacement services. The Company recorded a gain on retirement of debt of $34 million on the repurchase of a portion of each of the three tranches of its outstanding Senior Notes.

	Three Months Ended			Three Months Ended
	April 3,			April 3,
	2009			2009
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$2,390	$—		$2,390
Cost of sales	2,360	—		2,360

Gross profit	30	—		30
Administrative and selling expenses	107	—		107
Amortization of intangible assets	5	—		5
Restructuring charges and fixed asset impairments	24	(24)	(a)	—
Intangible asset impairments	30	(30)	(b)	—
Other income — net	(11)	—		(11)

Operating losses	(125)	54		(71)
Interest expense — net	41	—		41
Gain on retirement of debt	(34)	34	(c)	—
Account receivable securitization costs	1	—		1
Equity in losses of affiliates, net of tax	1	—		1

Losses before income taxes	(134)	20		(114)
Income tax benefit	(5)	4	(d)	(1)

Net losses before noncontrolling interest	(129)	16		(113)
Net earnings attributable to noncontrolling interest, net of tax	2	—		2

Net losses	$(131)	$16		$(115)

Effective tax rate	n.m.			n.m.

Basic losses per share:
Losses per share	$(1.30)			$(1.14)

Weighted average shares outstanding	101.1			101.1

Diluted losses per share:
Losses per share	$(1.30)			$(1.14)

Weighted average shares outstanding	101.1			101.1

(a)	Represents the elimination of restructuring charges and fixed asset impairments.

(b)	Represents the elimination of intangible asset impairments.

(c)	Represents the elimination of the gain on retirement of debt.

(d)	Represents the elimination of the income tax impact of the above adjustments.
n.m. — not meaningful

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Net Earnings
(Unaudited)
In accordance with SFAS 142 and SFAS 144, the Company recorded fixed asset impairment charges of $4 million. Additionally, the Company recorded restructuring charges of $4 million related primarily to severance, retention and outplacement services.

	Three Months Ended			Three Months Ended
	March 28,			March 28,
	2008			2008
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$4,144	$—		$4,144
Cost of sales	3,803	—		3,803

Gross profit	341	—		341
Administrative and selling expenses	132	—		132
Amortization of intangible assets	9	—		9
Restructuring charges and fixed asset impairments	8	(8	) (a)	—
Other expense— net	4	—		4

Operating income	188	8		196
Interest expense — net	48	—		48
Account receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(7)	—		(7)

Earnings before income taxes	146	8		154
Income tax expense	47	—		47

Net earnings before noncontrolling interest	99	8		107
Net earnings attributable to noncontrolling interest, net of tax	5	—		5

Net earnings	$94	$8		$102

Effective tax rate	32.2%			30.5%

Basic earnings per share:
Earnings per share	$0.93			$1.01

Weighted average shares outstanding	100.8			100.8

Diluted earnings per share:
Earnings per share	$0.92			$1.00

Weighted average shares outstanding	102.2			102.2

(a)	Represents the elimination of restructuring charges and fixed asset impairments.

A7